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                                                                    Exhibit 5(b)



                                 October 1, 2002



Oncor Electric Delivery Company
500 N. Akard Street
Dallas, Texas 75201


Ladies and Gentlemen:

     Reference is made to the proposed exchange (Exchange Offer) by Oncor Electric Delivery Company, a Texas corporation (Company), of any and all of the Company's outstanding 5% Debentures due 2007 (Old 2007 Debentures) for an equal principal amount of the Company's 5% Exchange Debentures due 2007 (New 2007 Debentures), and any and all of the Company's outstanding 7% Debentures due 2022 (Old 2022 Debentures, and together with the Old 2007 Debentures, the Old Debentures) for an equal principal amount of the Company's 7% Exchange Debentures due 2022 (New 2022 Debentures, and together with the New 2007 Debentures, the New Debentures), All as contemplated in the registration statement on Form S-4 (Registration Statement) to be filed by the Company, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. In relation to the Exchange Offer, all requisite action necessary to make the New Debentures legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and other laws affecting the rights and remedies of creditors and mortgagees generally and general principles of equity, shall have been taken when the Exchange Offer shall have been completed


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October 1, 2002
Page 2


and the Old Debentures validly tendered pursuant thereto shall have been exchanged for New Debentures as contemplated in the Registration Statement.

     We are further of the opinion that the information contained in the Registration Statement under MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS constitutes an accurate description, in general terms, of the indicated federal income tax consequences to holders of the New Debentures of the exchange offer contemplated in the Registration Statement.

     This opinion is limited to the laws of the State of New York, the federal laws of the United States of America and, to the extent set forth herein, the laws of the State of Texas. As to all matters of Texas law, we have, with your consent, relied upon an opinion of even date herewith addressed to you by Hunton & Williams, Dallas, Texas, counsel for the Company, which is being filed as an exhibit to the Registration Statement.

     We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.

                                         Very truly yours,



                                         /s/ Thelen Reid & Priest LLP
                                         THELEN REID & PRIEST LLP